UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 6, 2012 (February 2, 2012)

Nielsen Holdings N.V.

The Nielsen Company B.V.

(Exact name of registrant as specified in its charter)

The Netherlands	001-35042 333-142546-29	98-0662038 98-0366864
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

770 Broadway New York, New York 10003 (646) 654-5000	Diemerhof 2 1112 XL Diemen The Netherlands +31 20 398 8777

(Address of principal executive offices)

Registrant’s telephone number, including area code

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On February 2, 2012, Nielsen Finance LLC (“Nielsen Finance”), a wholly owned subsidiary of Nielsen Holdings N.V., entered into an Amendment Agreement (the “Amendment Agreement”) relating to (i) its Amended and Restated Credit Agreement, dated as of August 9, 2006 and amended and restated June 23, 2009 (as otherwise amended prior to February 2, 2012, the “Credit Agreement”), by and among Nielsen Finance, the other borrowers party thereto from time to time, the guarantors party thereto from time to time, the lenders and agents party thereto from time to time, and Citibank, N.A., as administrative agent, and (ii) its Amended and Restated Security Agreement, dated August 9, 2006 and amended and restated June 23, 2009 (the “Security Agreement”), by and among Nielsen Finance LLC, the other grantors identified therein, and Citibank, N.A., as collateral agent, and certain other collateral documents. The Credit Agreement, as amended and restated pursuant to the Amendment Agreement, is referred to herein as the “Second Amended and Restated Credit Agreement”.

Among other things, the Second Amended and Restated Credit Agreement provides for a new five-year amortizing term loan facility (the “New Term Loan Facility”) in an aggregate principal amount of $1,222,177,005, the proceeds of which were used to repay a like amount of Nielsen Finance’s existing Class A Term Loans maturing August 9, 2013.

Loans under the New Term Loan Facility bear interest equal to, at the election of Nielsen Finance, a base rate or eurocurrency rate, in each case plus an applicable margin. Base rate is equal to the higher of (a) the federal funds rate plus 0.50% and (b) the rate of interest in effect as publicly announced from time to time by Citibank, N.A. as its “prime rate”. Eurocurrency Rate is the average British Bankers Association Interest Settlement Rate for deposits in U.S. dollars with a term equivalent to the interest period for such borrowing. The applicable margin on base rate loans under the New Term Loan Facility ranges from 0.75% to 1.50% based on the total leverage ratio. The applicable margin on eurocurrency loans under the New Term Loan Facility ranges from 1.75% to 2.50% based on the total leverage ratio.

The New Term Loan Facility matures in full on February 2, 2017, provided that the maturity date shall be January 22, 2016 if on January 15, 2016 there is more than $750,000,000 in the aggregate of existing Class B Term Loans and Class C Term Loans outstanding with a maturity date of May 1, 2016. The loans under the New Term Loan Facility shall be required to be repaid in an amount equal to 5% of the original principal amount of the New Term Loan Facility in the first year after the closing date, 5% in the second year, 10% in the third year, 10% in the fourth year and 70% in the fifth year (with payments in each year being made in equal quarterly installments other than the fifth year, in which payments shall be equal to 3.33% of the original principal amount of the New Term Loan Facility in each of the first three quarters and the remaining principal balance due on February 2, 2017 (unless repayment is required on January 22, 2016 as indicated in the previous sentence)).

The Second Amended and Restated Credit Agreement allows for future refinancings of Class A Term Loans with loans on the same terms as the New Term Loan Facility (other than pricing) and for the permanent reduction of revolving credit commitments along with a corresponding increase in loans on the same terms as the New Term Loan Facility, so long as in each case willing lenders consent to making the new loans.

The obligations secured under the Second Amended and Restated Credit Agreement, the Security Agreement and certain other collateral documents were revised to include securing certain credit card purchasing programs of Nielsen Finance and the other borrowers and guarantors on a pari passu basis with the loans and commitments under the Second Amended and Restated Credit Agreement (including the New Term Loan Facility).

A copy of the Amendment Agreement is attached as Exhibit 4.1 to this Current Report on Form 8-K and is incorporated herein by reference. A copy of the form of Second Amended and Restated Credit Agreement is attached as Exhibit 4.2 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above under Item 1.01 is hereby incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

Exhibit 4.1	Amendment Agreement, dated February 2, 2012, by and among Nielsen Finance LLC, the other borrowers party thereto, the guarantors party thereto, Citibank, N.A., as administrative agent and collateral agent, and certain of the lenders.

Exhibit 4.2	Form of Second Amended and Restated Credit Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 6, 2012

NIELSEN HOLDINGS N.V. THE NIELSEN COMPANY B.V.

By:	/s/ James W. Cuminale
Name:	James W. Cuminale
Title:	Chief Legal Officer

Exhibit Index

Exhibit No.	Description

Exhibit 4.1	Amendment Agreement, dated February 2, 2012, by and among Nielsen Finance LLC, the other borrowers party thereto, the guarantors party thereto, Citibank, N.A., as administrative agent and collateral agent, and certain of the lenders.

Exhibit 4.2	Form of Second Amended and Restated Credit Agreement.